Exhibit 99.1

News Release NYSE: BGH	BUCKEYE GP HOLDINGS L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Stephen R. Milbourne,	09-05
Manager, Investor Relations
smilbourne@buckeye.com
(800) 422-2825

BUCKEYE GP HOLDINGS L.P. REPORTS 2009 SECOND QUARTER RESULTS
AND INCREASES QUARTERLY DISTRIBUTION

Houston, Texas — July 28, 2009 . . . Buckeye GP Holdings L.P. (NYSE: BGH) (“BGH”) today reported its financial results for the second quarter of 2009.  BGH’s net income for the second quarter of 2009 was $9.8 million, or $0.35 per common unit, compared with net income of $5.3 million, or $0.19 per common unit, for the second quarter of 2008.  BGH recorded an operating loss in the second quarter of 2009 of $35.4 million compared with operating income of $57.0 million in the second quarter of 2008.  This operating loss was the result of special charges of $100.7 million recorded by Buckeye Partners, L.P. (NYSE: BPL) (“Buckeye”) during the second quarter to recognize an asset impairment and for expenses related to an organizational restructuring.

BGH owns the general partner interest and incentive distribution rights associated with Buckeye and reports its financial results on a consolidated basis with the financial results of Buckeye.  BGH currently has no operating activities separate from those conducted by Buckeye, and its cash flow is derived solely from cash distributions received from Buckeye and Buckeye’s operating subsidiaries.

Forrest E. Wylie, Chairman and CEO of BGH’s general partner, stated, “Despite serious challenges presented in the current economic climate, BGH continued to perform well through the second quarter of 2009.  In addition, BGH expects to benefit from the improvements to Buckeye’s financial position that are anticipated to result from its recently announced organizational changes.  We are pleased to announce that, in light of BGH’s solid operating results for the second quarter, the Board of Directors of BGH’s general partner has approved a $0.02 increase in the quarterly cash distribution to unitholders.”

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The Board of Directors of MainLine Management LLC, the general partner of BGH, declared a regular quarterly partnership cash distribution of $0.37 per common unit, or $1.48 per common unit on an annualized basis, payable on August 31, 2009 to unitholders of record on August 7, 2009.  As indicated by Mr. Wylie, this cash distribution represents an increase in the quarterly distribution of 5.7 percent compared to the quarterly cash distribution of $0.35 paid in May 2009 and an increase of 19.4 percent compared to the quarterly cash distribution of $0.31 paid in August 2008.

BGH will host a conference call to discuss its financial results for the second quarter of 2009 on Wednesday, July 29, 2009, at 11:00 a.m. Eastern Time.  Investors are invited to listen to the conference call via the Internet, on either a live or replay basis, at:  http://www.videonewswire.com/event.asp?id=60543.  Interested parties may participate in the call by joining the conference at (800) 289-0493 or (913) 982-5575 and referencing conference ID 6982489.  An audio replay of the conference call also will be available through August 3, 2009 by dialing (719) 457-0820 and referencing conference ID 6982489.

Buckeye GP Holdings L.P. is a limited partnership that owns Buckeye GP LLC, the general partner of Buckeye Partners, L.P., and 100 percent of the incentive distribution rights in Buckeye Partners, L.P.  Buckeye GP Holdings L.P. also owns the general partnership interests in certain of the operating subsidiaries of Buckeye Partners, L.P.  More information concerning Buckeye GP Holdings L.P. is available at www.buckeyegp.com.  More information concerning Buckeye Partners, L.P. is available at www.buckeye.com.

* * * * *

This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates”, “believes”, “estimates”, “expects”, “intends”, “plans”, “predicts”, “projects”, “should”, and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond the control of Buckeye GP Holdings L.P.  Among them are (1) our expected receipt of distributions and incentive distributions from Buckeye Partners, L.P. (“Buckeye”), (2) conflicts of interest between Buckeye, its general partner, and us, and (3) changes in laws or regulations to which we or Buckeye are subject, including those that permit the treatment of Buckeye and us as partnerships for federal income tax purposes.  Additionally, Buckeye’s ability to generate cash sufficient to make distributions to us is subject to the following factors:  (1) terrorism, adverse weather conditions, environmental releases, and natural disasters;

(2) changes in the marketplace for Buckeye’s products or services, such as increased competition, better energy efficiency, or general reductions in demand; (3) adverse regional or national economic conditions or adverse capital market conditions; (4) shutdowns or interruptions at the source points for the products Buckeye transports, stores, or sells; (5) unanticipated capital expenditures in connection with the construction, repair, or replacement of Buckeye’s assets; (6) volatility in the price of refined petroleum products and the value of natural gas storage services; (7) nonpayment or nonperformance by Buckeye’s customers; and (8) Buckeye’s ability to realize the efficiencies expected to result from its recently announced reorganization.  You should read our Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

BUCKEYE GP HOLDINGS L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenues:
Product sales	$201,777	$346,436	$470,556	$587,482
Transportation and other	149,443	146,112	297,504	285,342
Total revenue	351,220	492,548	768,060	872,824

Costs and expenses:
Cost of product sales	193,440	341,591	444,116	578,203
Operating expenses	68,842	69,991	142,742	136,282
Depreciation and amortization	13,559	12,342	26,923	23,725
Asset impairment expense	72,540	—	72,540	—
General and administrative	10,158	11,638	20,193	21,534
Reorganization expense	28,113	—	28,113	—
Total costs and expenses	386,652	435,562	734,627	759,744

Operating (loss) income	(35,432)	56,986	33,433	113,080

Other income (expense):
Investment income	142	237	294	851
Interest and debt expense	(16,236)	(18,270)	(33,639)	(36,448)
Total other expense	(16,094)	(18,033)	(33,345)	(35,597)

(Loss) income before equity income	(51,526)	38,953	88	77,483

Equity income	3,142	1,344	5,224	3,399
Net (loss) income	(48,384)	40,297	5,312	80,882

Less: net loss (income) attributable to noncontrolling interest	58,156	(34,980)	14,609	(69,716)

Amounts attributable to Buckeye GP Holdings L.P.	$9,772	$5,317	$19,921	$11,166

Net income per partnership unit:
Diluted	$0.35	$0.19	$0.70	$0.39

Weighted average number of limited partner units outstanding:
Diluted	28,300	28,300	28,300	28,300